NOVATION AGREEMENT

(Participation Agreement)

This Agreement, dated as of July 13, 2016, is entered into by and among RS Variable Products Trust (“RSVPT”), on behalf of each RSVPT registered investment company identified on Appendix A hereto, individually and not jointly (each, an “RS Fund”), RS Investment Management Co. LLC (“RSIM”), RS Funds Distributor LLC (“RSFD”), The Guardian Insurance & Annuity Company, Inc. (“Guardian”), Victory Variable Insurance Funds (“VVIF”), on behalf of each VVIF registered investment company identified on Appendix A hereto, individually and not jointly (each, a “Victory Fund”), Victory Capital Management Inc. (“Victory Capital”) and Victory Capital Advisers, Inc. (“VCA”).

RECITALS

WHEREAS, reference is made to that certain Participation Agreement dated June 1, 2014, by and among RSVPT, on behalf of each RS Fund, individually and not jointly, RSIM, RSFD and Guardian (as amended or supplemented from time-to-time, the “Participation Agreement”);

WHEREAS, on or about July 29, 2016, each RS Fund identified on Appendix A hereto (each, an “Acquired Series”) will be merged with and into a corresponding Victory Fund identified opposite its name on Appendix A hereto (each, an “Acquiring Series”);

WHEREAS, in connection with such merger, each of RSVPT, on behalf of each Acquired Series, RSIM and RSFD desire to transfer by novation all of their respective rights and obligations under the Participation Agreement to VVIF, on behalf of each Acquiring Series, Victory Capital and VCA, respectively, and each such party is willing and able to do so;

WHEREAS, each party is willing to consent to the novation of the Participation Agreement; and

WHEREAS, the effective date of the novation with respect to each Acquiring Series shall be at 11:59 p.m. Eastern Time on July 29, 2016 or on such later date that such Acquired Series merges into the corresponding Acquiring Series (“Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree that, as of the Effective Date:

I.	Novation of the Participation Agreement.

1. RSVPT, on behalf of each Acquired Series, transfers by novation all of its rights, liabilities and obligations under the Participation Agreement to VVIF, on behalf of each Acquiring Series.

2. RSIM transfers by novation all of its rights, liabilities and obligations under the Participation Agreement to Victory Capital.

3. RSFD transfers by novation all of its rights, liabilities and obligations under the Participation Agreement to VCA.

2. Each of VVIF, on behalf of each Acquiring Series, Victory Capital and VCA accepts such transfer by novation of all of the rights, liabilities and obligations under the Participation Agreement, and each of VVIF, on behalf of each Acquiring Series, Victory Capital and VCA replace RSVPT, on behalf of each Acquired Series, RSIM and RSFD, respectively, as parties to the Participation Agreement.

3. Guardian agrees to such transfer by novation and accepts VVIF, on behalf of each Acquiring Series, Victory Capital and VCA as counterparts with respect to the Participation Agreement.

4. Each of VVIF, on behalf of each Acquiring Series, Victory Capital and VCA shall be bound by the terms and conditions of the Participation Agreement and shall assume, perform and discharge all of the obligations and liabilities under or in connection with the Participation Agreement (whether actual or contingent and whether arising on, before or after the Effective Date) of each of RSVPT, on behalf of each Acquired Series, RSIM and RSFD, respectively.

5. Each of RSVPT, on behalf of each Acquired Series, RSIM and RSFD shall be released and discharged from all of its obligations and liabilities under or in connection with the Participation Agreement (whether actual or contingent and whether arising on, before or after the Effective Date).

6. The Participation Agreement shall remain in full force and effect, except as modified by this Agreement.

II.	Miscellaneous.

1. Mixed and Shared Funding Exemptive Order. References to the Mixed and Shared Funding Exemptive Order shall refer to any applicable exemptive relief issued to permit mixed and shared funding to the extent to which the parties intend to rely on such order. For the avoidance of doubt, any obligations under the Participation Agreement with respect to the Mixed and Shared Funding Exemptive Order shall apply solely to the extent the parties rely, or seek to rely, on such Order.

2. Successors. This Agreement shall be fully binding upon and enforceable with respect to the parties, and their respective representatives, successors and assigns.

3. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

4. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

5. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

6. Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this agreement.

7. Obligations of the Victory Funds. It is expressly agreed that the obligations of the Victory Funds in this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Victory Funds personally, but shall bind only the trust property of the Victory Funds, individually and not jointly. The execution and delivery of this Agreement by each Victory Fund has been authorized by its Board of Trustees, and this Agreement has been signed and delivered by an authorized officer of the Victory Funds, and neither such authorization by the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall, with respect to the obligations of the Victory Funds in this Agreement, bind only the trust property of the Victory Funds as provided in the governing documents of each Victory Fund, as amended.

8. References to Victory Funds and Acquiring Series. Every reference to a Victory Fund or an Acquiring Series will be deemed a reference solely to the particular Acquiring Series (as set forth in Appendix A, as may be modified from time-to-time). Under no circumstances shall the rights, obligations or remedies with respect to a particular Victory Fund or Acquiring Series constitute a right, obligation or remedy applicable to any other Victory Fund or Acquiring Series. In particular, and without otherwise limiting the scope of this paragraph, no party shall have any right to set off claims of a Victory Fund or Acquiring Series by applying property of any other Victory Fund or Acquiring Series.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the Effective Date as set forth above.

RS VARIABLE PRODUCTS TRUST, on behalf of each RS Fund set forth on Appendix A, individually and not jointly

By:
Name:
Title:

VICTORY VARIABLE INSURANCE FUNDS, on behalf of each Victory Fund set forth on Appendix A, individually and not jointly

By:
Name:	Christopher K. Dyer
Title:	President

RS INVESTMENT MANAGEMENT CO. LLC

By:
Name:
Title:

VICTORY CAPITAL MANAGEMENT INC.

By:
Name:	Michael D. Policarpo, II
Title:	President

RS FUNDS DISTRIBUTOR LLC

By:
Name:
Title:

VICTORY CAPITAL ADVISERS, INC.

By:
Name:	Michael D. Policarpo, II
Title:	President

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:
Name:
Title:

Appendix A

RS Fund	Acquired Series	Victory Fund	Acquiring Series
RS Variable Products Trust

RS Emerging Markets VIP Series

RS High Yield VIP Series

RS International VIP Series

RS Investment Quality Bond VIP Series

RS Large Cap Alpha VIP Series

RS Low Duration Bond VIP Series

RS S&P 500 Index VIP Series

RS Small Cap Growth Equity VIP Series

Victory Variable Insurance Funds

Victory Sophus Emerging Markets VIP Series

Victory High Yield VIP Series

Victory RS International VIP Series

Victory INCORE Investment Quality Bond VIP Series

Victory RS Large Cap Alpha VIP Series

Victory INCORE Low Duration Bond VIP Series

Victory S&P 500 Index VIP Series

Victory RS Small Cap Growth Equity VIP Series

A-1